Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 19th day of November, 2007, between Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”), and Mark Aslett (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The term (the “Term”) of this Agreement shall extend from November 19, 2007 (the “Commencement Date”) until the 18-month anniversary of the Commencement Date and shall be renewed automatically for periods of one (1) year commencing at the 18-month anniversary of the Commencement Date and each anniversary thereafter, unless written notice is given by either party to the other not less than 180 days prior to any such anniversary of such party’s election not to extend the Term. The provisions of the Confidentiality and Non-Competition Agreement (as defined below) and Sections 6, 7, and 8 of this Agreement shall survive any termination of this Agreement or the termination of the Executive’s employment hereunder.

2. Position and Duties. During the Term, the Executive shall serve as the President and Chief Executive Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall also be appointed to the Board as a Class II director. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

3. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary shall be $500,000. The Executive’s base salary shall be redetermined annually in the Company’s first fiscal quarter by the Board. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in accordance with the Company’s normal payroll practices.

(b) Incentive Compensation. The Executive shall be eligible to receive the following incentive compensation, which shall be reviewed and modified from time to time by the Board:

(i) Annual Bonus. The Executive shall be eligible to participate in the Company’s Annual Bonus Plan (the “Bonus Plan”) in an amount determined by the Board in accordance with the terms of the Bonus Plan. The Executive’s target bonus under the Bonus Plan for fiscal year 2008 shall be 70% of Base Salary (the “Target Bonus”). Sixty percent of the Executive’s potential bonus for each fiscal year shall be determined based upon the Company’s attainment of its annual operating plans and targets for revenue and earnings per share. The remaining 40% of the Executive’s bonus under the Bonus Plan shall be determined based on achievement of other objectives to be determined by the Board. The Executive’s bonus under the Bonus Plan shall be paid in the first fiscal quarter of the fiscal year following the fiscal year in which such bonus was earned. Awards under the Bonus Plan shall be prorated for partial years of employment.

(ii) Long Term Incentive Plan. The Executive shall be eligible to participate in the Company’s Long Term Incentive Plan (the “LTIP”) in an amount determined by the Compensation Committee of the Board (the “Compensation Committee”) based on the Company’s attainment of certain financial thresholds established annually by the Compensation Committee (the “Annual Performance Threshold”), payable (x) 50% in cash and (y) 50% in shares of restricted stock which shall vest with respect to 25% of such shares of restricted stock on each of the first four (4) anniversaries of the grant date thereof, subject to the terms of the Company’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”) and any award agreement thereunder relating to such award. If the Company achieves the Annual Performance Threshold, the Executive shall receive a bonus under the LTIP equal to the Target Bonus. Should the Company exceed the Annual Performance Threshold, the Executive shall be eligible to receive a bonus under the LTIP of up to 1.75 times the Target Bonus. The Executive’s bonus under the LTIP shall be paid in the first fiscal quarter of the fiscal year following the fiscal year in which such bonus was earned. Awards under the LTIP shall be prorated for partial years of employment.

(c) Equity Awards. As soon as practicable following the Commencement Date, the Executive shall receive an award of (x) the option to purchase 200,000 shares of the Company’s common stock and (y) 114,285 shares of restricted stock (the “Equity Grant”) under the Stock Incentive Plan. The Equity Grant shall be subject to the approval of the Compensation Committee and the Board and the terms and provisions of the Stock Incentive Plan and any award agreement(s) thereunder relating to the Equity Grant. The Equity Grant shall vest with respect to 25% of the Equity Grant on each of the first four (4) anniversaries of the grant date thereof. The Executive shall also be eligible to receive additional grants of equity based awards under the Stock Incentive Plan in the discretion of the Compensation Committee and the Board of Directors on an annual basis in the first fiscal quarter of each year, beginning in the first quarter of the Company’s 2009 fiscal year. It is anticipated that the annual option grant for the Executive in the Company’s 2009 and 2010 fiscal years will be between 50,000 and 75,000 shares each year, based on performance.

(d) Change in Control Severance Agreement. The Company and the Executive shall enter into the Change in Control Severance Agreement annexed hereto as Exhibit A (the “Change in Control Agreement”).

(e) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(f) Other Benefits. During the Term, the Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide the Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. During the Term, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 3(f) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(g) Vacations. The Executive shall be entitled to 20 paid vacation days in each calendar year, which shall be accrued ratably during the calendar year. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

4. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The

Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause if at a meeting of the Board called and held for such purpose, a majority of the Board determines in good faith that the Executive is guilty of conduct that constitutes “Cause” as defined herein. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the Executive’s conviction of, or plea of “guilty” or “no contest” to, any felony or any conduct by the Executive that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued, willful and deliberate non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a breach by the Executive of any of the provisions contained in the Non-Competition Agreement or Section 6 of this Agreement; (v) a violation by the Executive of the Company’s employment policies which has continued following written notice of such violation from the Board, or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (iii) or (vi) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

(d) Termination Without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) or result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination of employment without Cause.

(e) Termination by the Executive. At any time during the Term, the Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason event within 60 days of the occurrence of such event; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to modify the Executive’s employment situation in a manner acceptable to the Executive and Company; (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to the Executive; and (v) the Executive terminates his employment for Good Reason within 60 days after the end of the Cure Period. If the Company cures the Good Reason event in a manner acceptable to the Executive during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 4(d), 30 days after the date on which a Notice of Termination is given; and (iv) if the Executive’s employment is terminated by the Executive under Section 4(e), 30 days after the date on which a Notice of Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”) within 30 days of the Executive’s Date of Termination.

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall, through the Date of Termination, pay the

Executive his Accrued Benefit. If the Executive signs a general release of claims in substantially the same form as attached hereto as Exhibit B (the “Release”) within 21 days of the receipt of the Release and does not revoke such Release during the seven day revocation period,

(i) the Company shall pay the Executive an amount equal to the sum of (x) the Executive’s Base Salary and (y) the Executive’s Target Bonus under the Annual Bonus Plan (the “Severance Amount”). The Severance Amount shall be paid out on a salary continuation basis over a 12-month period beginning with the first payroll date after the Date of Termination or expiration of the seven-day revocation period for the Release, if later. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in the Non-Competition Agreement or Section 6 of this Agreement, all payments of the Severance Amount shall immediately cease; and

(ii) upon the Date of Termination that occurs on or before the 18-month anniversary of the Commencement Date, any stock option and restricted stock award held by the Executive that would have vested in the next 12-month period shall vest and become exercisable, and

(iii) upon the Date of Termination, any unvested shares of restricted stock issued to the Executive pursuant to Section 3(b)(ii) shall immediately vest; provided, however, that to the extent the Company is prohibited by the terms of the Stock Incentive Plan to fully vest the Executive in all such shares of restricted stock, the Company shall pay the Executive in a lump sum the cash equivalent value of such shares; and

(iv) subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Executive shall continue to participate in the Company’s group health, dental and vision program for 18 months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(v) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Company determines the Executive is “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (A) six months after the Executive’s separation from service, or (B) the Executive’s death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 5(b)(v). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

6. Confidential Information, Noncompetition and Cooperation.

(a) Confidentiality and Non-Competition Agreement. The Executive shall execute and deliver to the Company the Confidentiality and Non-Competition Agreement annexed hereto as Exhibit C (the “Confidentiality and Non-Competition Agreement”).

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement and the Non-Competition Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 6(c), and reimburse the Executive for the time devoted to the performance of such obligations above a de minimus amount at a mutually agreeable rate; and, to the extent reasonably necessary to assist the Executive in carrying out the provisions of this Section 6(c), pay the reasonable attorney’s fees of counsel reasonably selected by the Executive in connection with the foregoing, provided that the Executive provides the Company with reasonable notice prior to retaining such counsel.

(d) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in the Non-Competition Agreement and in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

7. Indemnification. Subject to the terms and conditions of the Company’s By-Laws, the Company agrees to indemnify and hold the Executive harmless to the full extent permitted by the laws of the Commonwealth of Massachusetts, as in effect of the time of the subject act or omission. In connection therewith, the Executive shall be entitled to the protection of insurance policies, which the Company shall maintain at commercially reasonable levels, for the benefit of the Company’s directors and officers, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement, the Change in Control Agreement and the Confidentiality and Non-Competition Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements between the parties concerning such subject matters.

11. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

19. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MERCURY COMPUTER SYSTEMS, INC.

By:	/s/ James R. Bertelli
James R. Bertelli
Chairman of the Board

EXECUTIVE

/s/ Mark Aslett
Mark Aslett

EXHIBIT A

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT, dated November 19, 2007, is made by and between Mercury Computer Systems, Inc., a Massachusetts corporation with its principal offices at 199 Riverneck Road, Chelmsford, Massachusetts 01824 (the “Company”), and Mark Aslett (the “Executive”).

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

WHEREAS, the Executive has made and is expected to make, due to the Executive’s intimate knowledge of the business and affairs of the Company, its policies, methods, personnel, and problems, a significant contribution to the profitability, growth, and financial strength of the Company; and

WHEREAS, the Company, as a publicly-held corporation, recognizes that the possibility of a Change in Control may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the Executive in the performance of the Executive’s duties, to the detriment of the Company and its shareholders; and

WHEREAS, it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of management personnel, including the Executive, to their assigned duties without distraction and to ensure the continued availability to the Company of the Executive in the event of a Change in Control;

NOW, THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 18.

2. Term of Agreement. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue in effect through June 30, 2009; provided , however , that commencing on July 1, 2009 and each July 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided , however , that if a Change in Control shall have occurred during the Term, the Term shall expire on the last day of the twelfth (12th) month following the month in which such Change in Control occurred.

3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants in Section 4, the Company, under the conditions described herein, shall pay the Executive the Severance

Payments and the other payments and benefits described herein. Except as provided in Section 9.1, no Severance Payments shall be payable under this Agreement unless there shall have been a Terminating Event following a Change in Control (or during a Potential Change in Control Period) and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive’s Covenants. Subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, the Executive shall remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of the first occurrence of a Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

5. Termination Following a Change in Control for Disability; Other Reasons.

5.1 If the Executive fails to perform the Executive’s full-time duties with the Company following a Change in Control as a result of incapacity due to physical or mental illness, during any period when the Executive so fails to perform the Company shall pay the Base Salary to the Executive, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement (other than the Company’s short- or long-term disability plan, as applicable, but including any bonus or incentive plan) maintained by the Company during such period, until the Executive resumes the full time performance of such duties or the Executive’s employment is terminated by the Company for Disability.

5.2 If the Executive’s employment shall be terminated for any reason following a Change in Control, the Company shall pay the Base Salary to the Executive through the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3 Except as expressly provided herein, if the Executive’s employment shall be terminated for any reason following a Change in Control, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6. Vesting of Stock Awards; Severance Payments and Benefits. Provided the Executive is then employed by the Company or one of its subsidiaries, upon the occurrence of a

Change in Control, anything contained in any applicable option agreement or stock-based award agreement to the contrary notwithstanding, vesting of all stock options and other stock-based awards granted to the Executive by the Company and outstanding immediately prior to such Change in Control shall immediately accelerate and all such awards shall become exercisable or non-forfeitable as of the effective date of such Change in Control. Further, subject to the Executive’s execution of and the effectiveness of a General Release in a form identical to or substantially the same as the release attached as Exhibit A hereto, the Company shall provide the following compensation and benefits:

6.1 If a Terminating Event occurs within twelve (12) months following a Change in Control (or during a Potential Change in Control Period) and during the Term, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5. Except as described above or in Section 9.1, the Executive shall not be entitled to benefits pursuant to this Section 6.1 unless a Change in Control shall have occurred during the Term.

(A) The Company shall pay to the Executive a lump sum severance payment, in cash, equal to one (1) times the sum of (i) the Base Salary, and (ii) the target annual bonus available to the Executive pursuant to the Company’s annual executive bonus plan or any successor plan (including, without limitation, the cash component of any target award under the Company’s Long Term Incentive Plan) in respect of the fiscal year in which the Date of Termination occurs (without giving effect to any event or circumstance constituting Good Reason), assuming for this purpose attainment of 100% of any applicable target; provided, however, that if the applicable target bonus would have been pro-rated for a partial fiscal year, such target bonus shall be recalculated for purposes of this Section 6.1(A) to equal the amount that for which the Executive would have been eligible for the entire fiscal year.

(B) For the eighteen (18) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents health and dental insurance benefits on the same terms and conditions as though the Executive had remained an active employee. The cost of providing the benefits set forth in this Section 6.1(B) shall be in addition to (and shall not reduce) the Severance Payments. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent the Executive becomes eligible to receive comparable benefits from a new employer or pursuant to a government-sponsored health insurance or health care program.

(C) The Company shall pay the cost of providing the Executive with outplacement services up to a maximum of $30,000, provided that (i) the Executive begins to utilize such services within six months following the Date of Termination and (ii) such services are provided by an outplacement provider approved by the Company (which approval shall not be unreasonably withheld, delayed or conditioned). Such payment shall be made by the Company directly to the service provider promptly following the provision of such services and the presentation to the Company of documentation of the provision of such services.

6.2 Best Net Benefit Limitation.

(A) Anything contained in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the following provisions shall apply:

(i) If the Total Payments, reduced by the sum of (a) the Excise Tax and (b) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Total Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(ii) If the Threshold Amount is less than (a) the Total Payments, but greater than (b) the Total Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state and local income and employment taxes on the amount of the Total Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Total Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments or benefits to bring them within the Threshold Amount, the Executive shall determine which method shall be followed; provided that if the Executive fails to make such determination within fifteen (15) days after the Company has sent the Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

(B) The determination as to which of the alternative provisions of subsection (A) above shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of subsection (A) above shall apply, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6.3 The payments provided in subsection (A) of Section 6.1 shall be made not later than the fifth day following the Date of Termination. If the Executive is considered a “specified employee,” within the meaning of Section 409A of the Code on his Date of Termination and severance payable hereunder is considered deferred compensation subject to Section 409A of the Code, no severance payments will be paid during the six-month period following the Executive’s termination of employment. Any severance amount that would have been paid during such six-month period but for the provisions of the preceding sentence shall be paid in a lump sum within the first five (5) days of the seventh month following the Executive’s termination of employment.

7. Termination Procedures and Compensation During Dispute.

7.1 Notice of Termination. After a Change in Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i), (ii) or (iii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than fifteen (15) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days, respectively, from the date such Notice of Termination is given). Notwithstanding the foregoing, if the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a “Termination by the Company” for purposes of this Agreement.

7.3 Dispute Concerning Termination. If within ten (10) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided , however , that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.4 Compensation During Dispute. If the Date of Termination is extended in accordance with Section 7.3, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, the Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2) and shall not be offset against or reduce any other amounts due under this Agreement.

7.5 Legal Fees and Expenses. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

8. No Mitigation. If the Executive’s employment with the Company terminates following a Change in Control, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.4. Except as set forth in Section 6.1(B), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9. Successors; Binding Agreement.

9.1 In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control and during the Term, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary designated in writing to the Company prior to his death (or to the executors, personal representatives or administrators of the Executive’s estate, if the Executive fails to make such designation).

10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Company, to its principal office to the attention of the Chief Executive Officer of the Company with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11. Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 6.2 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan or arrangement (other than this Agreement) in connection with the occurrence of a Terminating Event within twelve (12) months following a Change in Control (or during a Potential Change in Control Period) and during the Term. If the Executive is party to an employment agreement with the Company providing for severance payments and benefits (whether or not related to a Change in Control), in the event the Executive becomes entitled to receive payments and benefits under this Agreement and the employment agreement after a Change in Control, the payments and benefits will be payable only under this Agreement and not under the employment agreement.

12. No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its affiliates may have against the Executive or others whether by reason of the Executive’s breach of this Agreement, subsequent employment of the Executive, or otherwise.

13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall not supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company or any subsidiary of the Company, except as expressly agreed to by the

Executive and the Company in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7) shall survive such expiration.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Settlement of Disputes; Arbitration.

16.1 All claims by the Executive for payments and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

16.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

17. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of the Company, and if called to testify, to testify truthfully and in good faith about events that happened during the Executive’s employment. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall make reasonable efforts to schedule any cooperation required pursuant to this Section 17 at such times that will not unreasonably interfere with the Executive’s search for other employment or performance of other employment services. The Company shall reimburse the Executive for reasonable expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 17 based on the standards and procedures applicable to expense reimbursement for the Company’s employees.

18. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

18.1 “Base Salary” shall mean the annual base salary in effect for the Executive immediately prior to a Change in Control, as such salary may be increased from time to time during the Term (in which case such increased amount shall be the Base Salary for purposes hereof), but without giving effect to any reduction thereto.

18.2 “Board” shall mean the Board of Directors of the Company.

18.3 “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive (other than any such failure resulting from (A) the Executive’s incapacity due to physical or mental illness, (B) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason or (C) the Company’s active or passive obstruction of the performance of the Executive’s duties and responsibilities) to perform substantially the duties and responsibilities of the Executive’s position with the Company after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed such duties or responsibilities; (ii) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (iii) the willful engaging by the Executive in fraud, dishonesty or other misconduct which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Executive’s part shall be deemed “willful” unless committed, or omitted by the Executive in bad faith and without reasonable belief that the Executive’s act or failure to act was in, or not opposed to, the best interest of the Company.

18.4 A “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall have occurred:

(A) any Person, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or an acquisition of securities involving a Corporate Transaction of the type described in the exclusion set forth in subsection (C) below); or

(B) persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (i) a vote of at least a majority of the Incumbent Directors or (ii) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(C) the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any).

Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred for purposes of the foregoing subsection (A) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any Person to fifty percent (50%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all then outstanding Voting Securities, then a Change in Control of the Company shall be deemed to have occurred for purposes of the foregoing subsection (A).

Anything contained in this Agreement to the contrary notwithstanding, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) which includes the Executive, becoming the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities.

18.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

18.6 “Company” shall mean Mercury Computer Systems, Inc. and, except in determining under Section 18.4 whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

18.7 “Date of Termination” shall have the meaning set forth in Section 7.2.

18.8 “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties. Any question as to the existence of the Executive’s Disability upon which the Executive and the Company cannot agree shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive’s immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement, absent fraud.

18.9 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

18.10 “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

18.11 “Executive” shall mean the individual named in the first paragraph of this Agreement.

18.12 “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, or during a Potential Change in Control Period (treating all references in subsections (A) through (F) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in subsection (A), (B), (C), (D) or (E) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A) an adverse change in the Executive’s status or position with the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in the Executive’s status or position as a result of a diminution of the Executive’s duties or responsibilities or the assignment to the Executive of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of the Executive from, or any failure to reappoint or reelect the Executive to, such position(s);

(B) a reduction in the Executive’s Base Salary;

(C) the failure of the Company to maintain the Executive’s participation in a bonus or incentive plan that provides for an annual target bonus not lower than the Executive’s target bonus (at a payout factor of one) for the fiscal year in which the Change in Control occurs;

(D) the failure by the Company to maintain the Executive’s participation in any thrift, pension, profit sharing, medical, health, disability, accident, life insurance and vacation plan or policy on terms not less favorable than those provided by the Company to other peer executives of the Company;

(E) the Company requiring the Executive to be based at an office that is greater than 50 miles from where the Executive’s office is located immediately prior to the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company prior to the Change in Control;

(F) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1; for purposes of this Agreement, no such purported termination shall be effective.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

18.13 “Notice of Termination” shall have the meaning set forth in Section 7.1.

18.14 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, or (ii) any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trustee of the Company or any of its subsidiaries.

18.15 “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

(A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(B) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(C) any Person becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding securities; or

(D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

18.16 “Potential Change in Control Period” shall commence upon the occurrence of a Potential Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to Section 18.15(A), immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to Section 18.15(B), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Potential Change in Control occurring pursuant to Section 18.15(C) or (D), upon the one year anniversary of the occurrence of a Potential Change in Control (or such earlier date as may be determined by the Board).

18.17 “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated because of the Executive’s retirement on or after attaining the minimum age, completing the minimum number of years of service and satisfying all other conditions specified for retirement status under the Company’s Retirement Policy Statement.

18.18 “Severance Payments” shall have the meaning set forth in Section 6.1.

18.19 “Term” shall mean the period of time described in Section 2 (including any extension, continuation or termination described therein).

18.20 “Terminating Event” shall mean termination of the Executive’s employment with the Company, other than (a) by the Company for Cause, (b) by reason of death or Disability, or (c) by the Executive without Good Reason.

18.21 “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder, less one dollar ($1.00).

18.22 “Total Payments” shall mean those payments so described in Section 6.2.

IN WITNESS WHEREOF, the undersigned officer, on behalf of Mercury Computer Systems, Inc., and the Executive have hereunto set their hands as an agreement under seal, all as of the date first above written.

MERCURY COMPUTER SYSTEMS, INC.

By:
James R. Bertelli
Chairman of the Board

EXECUTIVE:

Mark Aslett

Exhibit A

General Release of Claims

In exchange for and as a condition to Mercury Computer Systems, Inc.’s (“the Company”) promises to me contained in the Change in Control Severance Agreement between the Company and me (the “Agreement), I agree as follows:

I hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its predecessors, successors, affiliates, other related entities and assigns, and the directors, officers, employees, shareholders, and representatives of any of the foregoing, and any persons acting on behalf or through any of the foregoing (any and all of whom or which are hereinafter referred to as the “Company”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”), that I now have, own, or hold, or claim to have, own, or hold, or that I at any time had, owned, or held, or claimed to have had, owned or held against the Company. This general release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract, including, without limitation, all Claims arising from any employment offer letter from the Company; all Claims of wrongful termination of employment whether in contract or tort; all Claims based on actions or omissions leading to this General Release of Claims; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether those relations are prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. , as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. , as amended, and Chapter 151B of the Massachusetts General Laws; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation; and all Claims for attorney’s fees and costs. This General Release of Claims shall not be construed to include a release of Claims that arise from the Company’s obligations under the Agreement.

I acknowledge that I have been advised to consult with an attorney before signing this General Release.

I further understand that I have been given an adequate opportunity, if I so desired, to consider this General Release for up to twenty-one (21) days before deciding whether to sign it. If I signed this General Release before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that for a period of seven (7) days after I execute this General Release I have the right to revoke it by a written notice to be received by the Director, Human Resources of the Company by the end of that period. I also understand that this General Release shall not be effective or enforceable until the expiration of that period.

Notwithstanding the foregoing, I agree that nothing in this General Release of Claims is intended to affect any of my obligations that continue after the termination of my employment contained in the Agreement or in any written agreement entered into between the Company and myself with respect to confidentiality, ownership of inventions, non-competition and/or non-solicitation.

I represent and agree that I have carefully read and fully understand all of the provisions of this General Release and that I am voluntarily agreeing to such provisions.

Mark Aslett

Date

EXHIBIT B

GENERAL RELEASE OF CLAIMS

In exchange for and as a condition to Mercury Computer Systems, Inc.’s (“the Company”) promises to me contained in the Employment Agreement between the Company and me (the “Agreement), I agree as follows:

I hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its predecessors, successors, affiliates, other related entities and assigns, and the directors, officers, employees, shareholders, and representatives of any of the foregoing, and any persons acting on behalf or through any of the foregoing (any and all of whom or which are hereinafter referred to as the “Company”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”), that I now have, own, or hold, or claim to have, own, or hold, or that I at any time had, owned, or held, or claimed to have had, owned or held against the Company. This general release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract, including, without limitation, all Claims arising from any employment offer letter from the Company; all Claims of wrongful termination of employment whether in contract or tort; all Claims based on actions or omissions leading to this General Release of Claims; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether those relations are prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. , as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. , as amended, and Chapter 151B of the Massachusetts General Laws; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation; and all Claims for attorney’s fees and costs. This General Release of Claims shall not be construed to include a release of Claims that arise from the Company’s obligations under the Agreement.

I acknowledge that I have been advised to consult with an attorney before signing this General Release.

I further understand that I have been given an adequate opportunity, if I so desired, to consider this General Release for up to twenty-one (21) days before deciding whether to sign it. If I signed this General Release before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that for a period of seven (7) days after I execute this General Release I have the right to revoke it by a written notice to be received by the Director, Human Resources of the Company by the end of that period. I also understand that this General Release shall not be effective or enforceable until the expiration of that period.

Notwithstanding the foregoing, I agree that nothing in this General Release of Claims is intended to affect any of my obligations that continue after the termination of my employment contained in the Agreement or in any written agreement entered into between the Company and myself with respect to confidentiality, ownership of inventions, non-competition and/or non-solicitation.

I represent and agree that I have carefully read and fully understand all of the provisions of this General Release and that I am voluntarily agreeing to such provisions.

Mark Aslett

Date

EXHIBIT C

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

MERCURY Computer Systems, Inc. has developed and uses commercially valuable technical and non-technical (business) information. In order to guard the legitimate interests of MERCURY (as defined below), it is necessary for MERCURY to protect the information either by patents or by holding it confidential or secret. The ASSOCIATE may become familiar with this information during the course of his/her employment with MERCURY, and may contribute to or develop some of this type of information. The ASSOCIATE recognizes that the information is the property of MERCURY, and that it is vital to the success of MERCURY’s business.

PROPRIETARY INFORMATION means all information, whether or not in writing, concerning MERCURY’s business, technology, business relationships or financial affairs which MERCURY has not released to the general public. By way of illustration, PROPRIETARY INFORMATION may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, procedures, formulas, discoveries, INVENTIONS, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. PROPRIETARY INFORMATION includes MERCURY’s TRADE SECRETS and all information received in confidence by MERCURY from its customers or suppliers or other third parties.

INVENTIONS, are defined to be all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship, and include any of the foregoing conceived or made by the ASSOCIATE solely or jointly with others during or outside working hours while in the employ of MERCURY, but excluding any invention conceived or made by the ASSOCIATE solely or jointly with others prior to his/her employment by MERCURY and listed below, and further excluding any invention conceived or made after termination of employment with MERCURY, provided the invention does not contain or is not based upon MERCURY’s PROPRIETARY INFORMATION.

TRADE SECRETS are generally defined to be any formula, pattern, drawings, data, device or compilation of information which is used in one’s business and which gives one an opportunity to obtain any advantage over competitors who do not know and use it. TRADE SECRETS include results that can be achieved by the use of a known process or technique.

THEREFORE, in consideration of my employment and the compensation received by me from MERCURY or if now employed, the continuation of my employment with MERCURY, I hereby agree as follows:

1.	I agree that I will not, during the course of my employment or at any time thereafter (a) use or make use of any PROPRIETARY INFORMATION of MERCURY other than in the performance of my work for MERCURY, and (b) disclose to any person any such PROPRIETARY INFORMATION of MERCURY. I also agree to this with respect to PROPRIETARY INFORMATION that MERCURY receives from third parties (such as, by way of non-limiting example, customers and suppliers) for use in connection with MERCURY business. I will deliver promptly to MERCURY on termination of my employment, or at any time it may so request, all memoranda, notes, records, manuals, drawings, programs, software, firmware, plans, models, blueprints and any other documents of a proprietary nature belonging to MERCURY and/or any third party including all copies or reproductions of such materials which I may possess or have under my control. I also agree to abide by MERCURY’s policies and procedures which were communicated to me and provided to me at the time of my hiring.

2.	I will fully and promptly disclose to MERCURY or its designees any and all INVENTIONS or PROPRIETARY INFORMATION whether or not patentable or copyrightable, conceived or developed by me solely or jointly with others during my employment with MERCURY.

3.	I acknowledge that all work performed by me is on a work-for-hire basis. I hereby assign and agree, at the request of MERCURY, to assign to MERCURY or its successor in interest all of my entire rights, title and interest in all of said INVENTIONS and in MERCURY’s PROPRIETARY INFORMATION that (a) relate to MERCURY’s business or any customer of MERCURY or any of the products or services being researched, developed, manufactured or sold by MERCURY or which may be used with such products or services; or (b) result from tasks assigned to me by MERCURY; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by MERCURY (collectively, “Company-Related Inventions”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions. I will, either during my employment or after my employment, without further compensation, do all lawful things, including rendering assistance and executing and delivering appropriate documents, as requested by MERCURY, to obtain and maintain patents, design patents, copyrights, trade names and trademarks in the United States and in all foreign countries on any of said INVENTIONS, PROPRIETARY INFORMATION and intellectual property rights. Any modifications to the rights and obligations established under this paragraph must be authorized in writing by an authorized officer of the corporation.

In the event MERCURY is unable, after reasonable effort, to secure my signature on any document needed to apply for or to prosecute any patent, copyright, trademark, trade name, trade secret, or other right of protection relating to a Company-Related Invention, whether because of my physical or mental incapacity or for any other reason whatsoever,

I hereby irrevocably designate and appoint MERCURY and its duly authorized officers and agents as my agent and attorney-in-fact, to act in my behalf to execute and file any such application of applications and to do all other lawfully permitted acts to further prosecution and issuance of patents, copyrights, trademarks, trade names, trade secrets, or similar rights of protection thereon with the same legal force and effect as if executed by me.

4.	At no time during my employment with MERCURY will I be employed by, render services for, or act on behalf of any other person, company or firm which is engaged in a business or activity similar to, or competitive with, that of MERCURY, nor with any business that is a supplier to or a customer of MERCURY unless such employment or services have been approved by an officer of MERCURY in writing. I further agree that during my employment and for one year thereafter I will not, directly or indirectly, (a) recruit, solicit for employment, or induce or divert any ASSOCIATE of MERCURY to terminate their employment with MERCURY, nor shall I do any act to assist another to so recruit, solicit, induce or divert any such ASSOCIATE, and/or (b) call upon, solicit, divert or take away any of the customers, business or prospective customers of MERCURY or any of its suppliers.

I agree that, for a period of six months after I leave the employment of MERCURY, I shall not accept a position with or otherwise become affiliated with any other person, firm or corporation that has the intent to or does compete with MERCURY or with any of MERCURY’s lines of business, including, without limitation, which competes with MERCURY in the high-speed, digital signal processing or imaging markets.

I acknowledge that the activities carried on by MERCURY and its affiliates have worldwide business and commercial implications for MERCURY, without geographic limit. I understand and agree that this non-competition provision is necessary for the protection and benefit of MERCURY, because of (i) my position with MERCURY, (ii) the training that I have received at MERCURY’s expense, and (iii) my access to MERCURY PROPRIETARY INFORMATION. I further agree that MERCURY would be irreparably harmed in the event of a breach of this provision, and that money damages would not be an adequate remedy. Accordingly, in addition to any other remedies available at law or in equity, MERCURY shall be entitled to obtain injunctive relief against any such breach or threatened breach.

5.	At no time during my employment with MERCURY will I own more than one (1) percent of the stock; or be a partner; or derive any financial benefit, direct or indirect, other than from ownership of less than one (1) percent of any corporation, partnership or other business organization engaged in activities similar to or competitive with those of MERCURY or with any supplier to or customer of MERCURY unless such ownership or interest has first been approved by an officer of MERCURY in writing. I understand and agree that I will abide by any policies that MERCURY may adopt regarding conflict of interest, whether consistent with or in replacement of the above, and that I will be subject to and abide by all other policies of MERCURY.

6.	It is further understood that this Agreement does not constitute, and shall not be deemed to constitute a contract of employment, and that this Agreement not to use or disclose PROPRIETARY INFORMATION of MERCURY and to protect MERCURY’s property and interest in any INVENTIONS and/or PROPRIETARY INFORMATION, shall survive the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. My employment with MERCURY is at will and may be terminated by me or by MERCURY at any time, without cause, upon two (2) weeks prior written notice. MERCURY can terminate my employment for cause at any time without prior notice.

7.	Any reference to MERCURY herein shall include MERCURY Computer Systems, Inc., its subsidiaries and affiliates, and their respective successors and assigns. This Agreement may be modified only by an agreement in writing by a duly authorized officer of MERCURY. This entire Agreement shall be binding upon my heirs, executors or other legal representatives or assigns. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. All discoveries owned or controlled by me, in whole or in part, at the time of entering this employment, are listed below. (If not applicable, check “NONE”. If additional space is required, use a separate sheet.)

                     (Check if None).

8.	I agree not to disclose to MERCURY or use in my work at MERCURY (unless otherwise agreed in writing by MERCURY) any TRADE SECRETS of any of my prior employers or other third-party (except those third parties who have supplied TRADE SECRETS to MERCURY for use in connection with its business). And, I agree not to bring on to MERCURY premises any documents, items or other material containing TRADE SECRETS of any of my prior employers or other third-party (again, except those third-parties who have supplied TRADE SECRETS to MERCURY for use in connection with its business.

9.	I hereby represent, except as I have fully disclosed previously in writing to MERCURY, that my employment by MERCURY will not conflict with and will not be constrained by any prior employment agreement, consulting agreement or other business arrangement to which I am (or was) a party. I understand that this includes (by way of non-limiting example) agreements or arrangements which, though terminated, have ongoing obligations of confidentiality or noncompetition.

10.	I agree that, in the event of a breach or threatened breach of the provisions of this Agreement, MERCURY’s remedies at law would be inadequate, and MERCURY shall be entitled to an injunction to enforce such provisions (without any bond or other security being required), but nothing herein shall be construed to preclude MERCURY from pursuing any remedy at law or in equity for any breach or threatened breach.

11.	If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceability shall not affect the enforceability of the balance of this Agreement, and all remaining provisions shall continue in full force and effect.

12.	MERCURY’s waiver of any default of the terms of this Agreement shall not constitute a waiver of its rights under this Agreement with respect to any subsequent default.

13.	I agree to abide by the requirements of the U.S. Government with regard to export regulations as implemented by MERCURY in its export compliance program, including any obligations required therein for foreign nationals as applicable, to the extent that I am trained and involved in any products, design, services or documentation exported or considered a deemed export, from MERCURY.

14.	I agree to provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into any employment, partnership or other business relationship with such person or entity.

Date:
Mark Aslett

33